Exhibit 4(a)(15)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (together will all Schedules hereto, the “Agreement”), dated as of July 9, 2004 (the “Execution Date”), among Utility Partners, Inc., a Delaware corporation (the “Company”), ViryaNet Ltd., an Israeli company (“Parent”) and ViryaNet Acquisition, Inc. (“Merger Sub”), a Delaware corporation and a subsidiary of ViryaNet, Inc., the US subsidiary of Parent. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Annex I attached hereto.

RECITALS

WHEREAS, the respective Boards of Directors of each of Parent and Merger Sub have approved the merger of the Company with and into Merger Sub (the “Merger”) and approved the Merger upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Board of Directors of the Company has approved the Merger upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Company and Parent desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1.	The Merger; Closing; Effective Time

1.1.	The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) Company shall be merged with and into Merger Sub and the separate corporate existence of Company shall thereupon cease. Merger Sub shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of Merger Sub with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

1.2	Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Company on July 30, 2004, or such other date, time and place as will be agreed between the parties (the “Closing Date”). The Closing shall be subject to the full satisfaction of all closing conditions set forth in Section 9 below.

1.3.	Effective Time. Concurrently with the Closing, the Company and Merger Sub will cause a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of Delaware as provided in Section 251 of the Delaware General Corporation Law. The Merger shall become effective when the Delaware Certificate of Merger has been duly filed with the Secretary of State of Delaware (the “Effective Time”).

2.	Articles of Incorporation and By-Laws of the Surviving Corporation

2.1.	Articles of Incorporation. The Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall survive the Merger without any changes.

2.2.	The By-Laws. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall survive the Merger without any changes.

3.	Officers and Directors of the Surviving Corporation

3.1.	Directors. The directors of Merger Sub at the Effective Time shall remain unchanged.

3.2.	Officers. The officers of Merger Sub at the Effective Time shall remain unchanged.

4.	The Merger Consideration; Effect of the Merger on Company Shares; Issuance of Certificates

4.1	Conversion of Outstanding Shares. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

4.1.1	The shares of Series A Preferred (as defined in Section 5.3) issued and outstanding immediately prior to the Effective Time shall be converted into, and become exchangeable for, on a pro rata basis, cash consideration in the aggregate amount of One Million Three Hundred Thousand U.S. Dollars (U.S.$1,300,000);

4.1.2	The shares of Series B Preferred (as defined in Section 5.3) issued and outstanding immediately prior to the Effective Time shall be converted into, and become exchangeable for, on a pro rata basis, such number of non-registered Ordinary Shares, par value NIS 1.0 per share, of Parent (“Parent Ordinary Shares”) having an aggregate Agreed Value of Three Hundred Sixty Seven Thousand Three Hundred and Eighty Eight U.S. Dollars and Six Cents (U.S.$367,388.06);

4.1.3	The shares of Series C Preferred (as defined in Section 5.3) issued and outstanding immediately prior to the Effective Time shall be converted into, and become exchangeable for, on a pro rata basis, (a) cash consideration in the aggregate amount of One Hundred Thirty Thousand U.S. Dollars (U.S.$130,000), and (b) such number of non-registered Parent Ordinary Shares having an aggregate Agreed Value of Eight Hundred Thirty Seven Thousand and Fourteen U.S. Dollars and 26 Cents (U.S.$ 837,014.26); and

4.1.4	the shares of Common Stock (as defined in Section 5.3) issued and outstanding immediately prior to the Effective Time shall be converted into, and become exchangeable for, on a pro rata basis, such number of non-registered Parent Ordinary Shares having an aggregate Agreed Value of Two Million Five Hundred and Sixty Five Thousand Five Hundred Ninety Seven U.S. Dollars and 68 Cents (U.S.$2,565,597.68);

Provided, however, the aggregate number of Parent Ordinary Shares issuable to holders of Common Stock, Series B Preferred and Series C Preferred pursuant to Sections 4.1.2, 4.1.3 and 4.1.4, shall not exceed 19.9% of Parent’s issued share capital as of the Closing Date.

The consideration outlined in Sections 4.1.1 through 4.1.4 shall be referred to herein, collectively, as the “Merger Consideration”, the cash amount included within the Merger Consideration shall be referred to herein, collectively, as the “Cash Consideration”, and the Parent Ordinary Shares included within the Merger Consideration shall be referred to herein, collectively, as the “Stock Consideration”. The holders of the Common Stock, Series A Preferred, Series B Preferred and Series C Preferred shall be referred to herein, collectively, as the “Company Stockholders”, and the Company’s shares held by such Company Stockholders shall be referred to herein, collectively, as the “Company Shares”.

4.2	Cancellation of Company Shares. At the Effective Time, all Company Shares shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of such Company Shares shall thereafter represent only the right to the applicable Merger Consideration.

4.3	Cancellation of any rights to purchase shares of Company. At the Effective Time, each right to purchase a Company security (whether as an option, warrant or any other convertible security) shall be canceled without further action. On or prior to the Effective Time, the Company shall take all corporate action necessary to cancel, concurrent with the Merger, any rights of any nature to purchase additional securities of the Company.

4.4	Delivery of Merger Consideration. On the Closing Date, the Parent shall deliver to the respective Company Stockholders, via wire transfer to accounts designated by the respective Company Stockholders, the Cash Consideration to which each such Company Stockholder is entitled pursuant to Section 4.1 hereof, and shall deliver or cause to be delivered to the respective Company Stockholders a Parent stock certificate representing the Stock Consideration to which each such Company Stockholder is entitled pursuant to Section 4.1 hereof.

4.5	Legends. It is understood that the certificates evidencing the Parent Ordinary Shares issued to the holders of Company Shares in connection with the Merger shall bear one or all of the following legends:

4.5.1.	“These securities have not been registered under the Securities Act of 1933. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required.”

4.5.2.	“The holder of this security registered with the Company is that which is noted on the face of this security. Such holder has entered into an agreement with the Company in which such holder has agreed not to sell, offer to sell, pledge, hypothecate or otherwise transfer the shares represented by this security for a limited period of time.”

4.5.3.	Any legend required by the “blue sky” or securities laws of any state.

4.6	Tax Treatment. It is intended that the Merger shall constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for the purposes of Section 368 of the Code.

5.	Representations and Warranties of the Company

The Company hereby represents and warrants, to and for the benefit of Parent and Merger Sub that the statements contained in this Section 5 are correct and complete as of the Execution Date, except as set forth in the disclosure schedule attached hereto as Schedule 5 (the “Disclosure Schedule”). The Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made only to the extent that the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail, provided that an item adequately described on a Schedule shall be adequately described by any cross-reference to such Schedule.

5.1.	Due Organization; Subsidiaries; Etc.

5.1.1.	The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used.

5.1.2.	The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “Utility Partners” or “Technology Management Associates”.

5.1.3.	The Company is qualified to transact business in the States of Florida and Louisiana. The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any other jurisdiction, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on the Company.

5.1.4.	Part 5.1.4 of the Disclosure Schedule accurately sets forth (i) the names of the members of the Company’s Board of Directors, (ii) the names of the members of each committee of the Company’s Board of Directors, and (iii) the names and titles of the Company’s officers.

5.1.5.	The Company does not own, directly or indirectly, any controlling interest in any entity and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any entity.

5.2.	Charter Documents; Records. The Company has delivered to Parent accurate and complete copies of: (A) Charter documents of the Company, including all amendments thereto; (B) the stock records of the Company; and (C) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the Board of Directors of the Company and all committees of the Board of Directors of the Company. There have been no formal meetings or other proceedings of the stockholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in such minutes or other records. Except as set forth in Part 5.2 of the Disclosure Schedule, there has not been any violation of any of the provisions of the Company’s Charter documents, nor has the Company taken any action that is inconsistent with any resolution adopted by the Company’s stockholders, the Company’s board of directors or any committee of the Company’s board of directors, which would have a Material Adverse Effect on the Company. Except as set forth in Part 5.2 of the Disclosure Schedule, the books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

5.3.	Capitalization. The authorized share capital of the Company immediately prior to the Closing consists of 5,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of which 464.2947 shares are issued and outstanding, and 5,000 shares of Preferred Stock, par value $0.01 per share, of which (i) 250 shares are designated as Series A Convertible Voting Preferred Stock (“Series A Preferred”), all of which are issued and outstanding, (ii) 75 shares are designated as Series B Non-Voting Preferred Stock (“Series B Preferred”), of which 66.486 shares are issued and outstanding, and (iii) 175 shares are designated as Series C Convertible Voting Preferred Stock (“Series C Preferred”), all of which are issued and outstanding. All issued and outstanding Company Shares were duly authorized and are validly issued and outstanding, fully paid and non-assessable. The issued and outstanding share capital of the Company, on a fully diluted and as-converted basis taking into consideration all convertible or exchangeable securities and other interests in the Company is set forth in Part 5.3 of the Disclosure Schedule. Except as set forth in Part 5.3 of the Disclosure Schedule, at the Closing Date, there are not any outstanding or authorized subscriptions, options, warrants, calls, rights, commitments, convertible securities, or any other agreements of any character directly or indirectly obligating the Company to issue any of its shares or any securities convertible into, or exchangeable for, or evidencing the right to subscribe for, any shares of the Company.

5.4.	Financial Statements.

5.4.1.	The Company’s consolidated unaudited balance sheets of the Company as of December 31, 2002, December 31, 2003, and May 31, 2004, respectively, and the related unaudited statements of operations for the periods then ended (collectively, the “Unaudited Financial Statements”) are attached in Part 5.4.1 of the Disclosure Schedule.

5.4.2.	The Unaudited Financial Statements are, and any additional audited or unaudited financial statements hereafter delivered to Parent pursuant to this Agreement (such other financial statements, together with the Unaudited Financial Statements, are referred to collectively herein as the “Company Financial Statements”) will be, accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with US generally accepted accounting principles consistently applied throughout the periods covered and comply with the requirements of all applicable US regulations, except that the Unaudited Financial Statements and any other unaudited financial statements hereafter delivered to Parent may not contain all footnotes required by generally accepted accounting principles or normal year-end adjustments.

5.4.3.	All proper and necessary books of account, minute books, registers and records have been maintained by the Company, are in its possession and contain accurate information relating to all material transactions to which the Company has been a party, except where the failure to maintain such books of account, minute books, registers and records would not have a Material Adverse Effect on the Company.

5.4.4	A complete list of the Company’s accounts payables as of May 31, 2004 is set forth in Part 5.4.4 of the Disclosure Schedule.

5.5.	Absence of Changes. Except as set forth in Part 5.5 of the Disclosure Schedule, since December 31, 2003:

5.5.1.	There has not been any material adverse change in the Company’s business, prospects, operations, assets, liabilities, debts, work force or its condition (financial or otherwise) and no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company;

5.5.2.	There has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company’s assets (whether or not covered by insurance);

5.5.3.	The Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

5.5.4.	Except as set forth in Part 5.3 of the Disclosure Schedule, the Company has not sold, issued or authorized the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or any other security or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

5.5.5.	The Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of employee options plans (written or oral), (ii) any provision of any agreement evidencing any outstanding option, or (iii) any restricted stock purchase agreement;

5.5.6.	Except as required by this Agreement, there has been no amendment to the Company’s charter documents, and the Company has not effected or been a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

5.5.7.	The Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

5.5.8.	The Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since such date, exceeds $10,000;

5.5.9.	The Company has not amended or prematurely terminated, or waived any material right or remedy under, any Contract that is or would have constituted, but for such termination, or does constitute, a Material Agreement (as defined in Section 5.10);

5.5.10.	The Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company’s past practices;

5.5.11.	The Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

5.5.12.	The Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company’s past practices;

5.5.13.	The Company has not (i) lent money to any Person, or (ii) incurred or guaranteed any indebtedness for borrowed money;

5.5.14.	The Company has not (i) established or adopted any employee benefit plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employees;

5.5.15.	There has been no resignation or termination of employment of any officer or key employee of the Company;

5.5.16.	The Company has not changed any of its methods of accounting or accounting practices in any respect;

5.5.17.	The Company has not made any Tax election;

5.5.18.	The Company has not commenced or settled any Legal Proceeding;

5.5.19.	The Company has not entered into any transaction or taken any other action outside the ordinary course of business or inconsistent with its past practices; and

5.5.20.	The Company has not agreed or committed to take any of the actions referred to in clauses 5.5.3 through 5.5.19 above.

5.6.	Properties and Assets. Full and accurate details of the Company’s material properties and assets are contained in Part 5.6 of the Disclosure Schedule. The Company has good title to its assets, including without limitation those reflected in the Company Financial Statements, free and clear of any right, interest or equity of any individual or entity (including any right to acquire, option, or right of preemption) or any mortgage, charge, pledge, Lien, or assignment, or any other encumbrance or security interest or arrangement of whatsoever nature over or in the relevant property (“Security Interests”). With respect to the assets that are leased, the Company is in compliance with all material provisions of such leases, such leases are valid and binding, and, to the best of its knowledge, the Company holds leasehold interests in such assets free and clear of all Security Interests, except for Security Interests that, both individually and in the aggregate, would not have a material adverse effect on the Company.

5.7.	Bank Accounts; Receivables.

5.7.1.	Part 5.7.1 of the Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution.

5.7.2.	Part 5.7.2 of the Disclosure Schedule provides an accurate and complete breakdown of all accounts receivable, notes receivable and other receivables of the Company as of May 31, 2004. All existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Financial Statements that have not yet been collected and those accounts receivable that have arisen since May 31, 2004 and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, (ii) are current and, to the Company’s best knowledge, will be collected in full when due, without any counterclaim or set off.

5.8.	Equipment; Leasehold.

5.8.1.	All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company’s business in the manner in which such business is currently being conducted.

5.8.2.	The Company does not own any real property or any interest in real property, except for an interest as a tenant or occupant under that certain Enporion Technology Support Services Agreement listed in Part 5.10.1 of the Disclosure Schedule.

5.9.	Intellectual Property and Other Intangible Assets.

5.9.1.	As used herein, the term “Company Intellectual Property” shall mean all registered patents, designs, copyrights and trademarks, all applications for registration thereof, and all computer programs including, but not limited to, computer programs embodied in semiconductor chips, and related flow-charts, programmer notes, updates and data, whether in object or source code form, developed, or used in connection with the business of the Company, and all hardware, algorithms, utilities flowcharts, logic, documentation, processes, formulations, data, experimental methods, or results, descriptions, business or scientific plans, depictions, customer lists and any other written, printed or electronically stored materials or information, including specifications, pricing plans, market research or data, potential marketing strategies, prospective users and distribution channels, engineering drawings, information concerning specialized suppliers, specifications for products and/ or processes and/or software, test protocols, and all other materials relating thereto, and copies thereof in any storage media, and all other works of authorship, inventions, concepts, ideas, and discoveries developed, discovered, conceived, created, made, reduced to practice, or used by the Company and all intellectual property rights therein, including, without limitation, all copyrights in the United States and elsewhere, including all rights of registration and publication, rights to create derivative works, and all other rights incident to copyright ownership, for the residue now unexpired of the present term of any and all such copyrights and any term thereafter granted during which such information is entitled to copyright, and all inventions (patentable or unpatentable), trade secrets, know-how, ideas and confidential information embodied or reflected in such information, including any shop rights, for the longest period of protection accorded to such interests under applicable law.

5.9.2.	(i) The Company owns or has the right to use, free and clear of all Liens, claims and restrictions the Company Intellectual Property used in the conduct of its business or deemed by the Company necessary for use in the conduct of its business as presently conducted, and (ii) to the best of the Company’s knowledge, such Company Intellectual Property does not infringe upon or violate any right, lien, or claim of others, including without limitation, its present or former employees or the former employers of all such persons. The Company is not currently obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise.

5.9.3.	Any and all Company Intellectual Property of any kind which has been developed or is currently being developed by any of the Company or any employees of the Company (but as to employees including only Company Intellectual Property which is developed by such employees while such employees are employed by the Company and which is developed by such employees within the scope of their employment with the Company) shall be the property solely of the Company. The Company has taken security measures to protect the secrecy and confidentiality of all the Company Intellectual Property, which measures are reasonable and customary in the industry in which the Company operates. To the best of the Company’s knowledge, each person who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed the Company Intellectual Property has entered into a written non-disclosure agreement with the Company regarding ownership and treatment of the Company Intellectual Property, in a form reasonably satisfactory to the Company.

5.9.4.	Neither the Company nor any of its directors, officers or employees has received any communications alleging that the Company has violated or by conducting its business as currently conducted, would violate, any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. Neither the Company nor any of its directors, officers or employees has received notice nor is it otherwise aware of any infringement of or conflict with asserted rights of others, with respect to any of the Company Intellectual Property, or of any facts, or assertion of any facts, which would render any of the Company Intellectual Property invalid or unenforceable.

5.9.5.	To the best knowledge of the Company, none of the Company’s employees, officers or directors are obligated under any Contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such persons’ best efforts to promote the interests of the Company or that would conflict with the Company’s business as conducted and as proposed to be conducted. To the best knowledge of the Company, neither the execution nor delivery of the Agreement, nor the carrying on of the Company’s business by employees of the Company, nor the conduct of the Company’s business as proposed to be conducted, will materially conflict with or result in a material breach of the terms, conditions or provisions of, or constitute a material default under, any Contract, covenant or instrument under which any of the Company’s employees, officers or directors is now obligated. It is not currently anticipated to become necessary to utilize any inventions, and specifically, patent applications, of any of the Company’s employees (or people the Company currently intends to hire) made prior to their employment by the Company other than those that have been assigned to the Company pursuant to valid and legally binding instruments of assignment.

5.9.6.	The Company Intellectual Property owned by the Company constitutes all of the Company Intellectual Property necessary to enable the Company to conduct its business in the manner in which such business has been and is being conducted. Except as set forth in Part 5.9.6 of the Disclosure Schedule, the Company has not licensed any of the Company Intellectual Property to any Person on an exclusive basis, nor has the Company entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Company Intellectual Property or to transact business in any market or geographical area or with any Person.

5.10.	Agreements and Trading.

5.10.1	All the material Contracts to which the Company is a party (including instruments, leases, licenses, arrangements, or undertakings of any nature, written or oral) (the “Material Agreements”) are listed in Part 5.10.1 of the Disclosure Schedule.

5.10.2	Except as set forth in Part 5.10.2 of the Disclosure Schedule, all of the Material Agreements are in full force and effect and to the best knowledge of the Company no invalidity of or grounds for rescission, avoidance or repudiation of any of the Material Agreements exists, and the Company has not received any notice of any intention to terminate any such agreement.

5.10.3	The Company and all third parties with whom it has transacted business have performed in all respects all of their material obligations under the Material Agreements, except for such non-performance that, both individually and in the aggregate, would not have a Material Adverse Effect on the Company. To the best of the Company’s knowledge, no party to any of the Material Agreements is in breach or in default in any respect of its material obligations thereunder. Except as set forth in Part 5.10.3 of the Disclosure Schedule, no party to any of the Material Agreements that is in effect as of the Execution Date has made a claim to the effect that the Company has failed to perform a material obligation thereunder.

5.10.4.	There are no agreements, promises or understandings in force restricting the competitive freedom of the Company to provide and take goods and services by such means and from and to such individuals or entities as it may from time to time think fit.

5.10.5.	The Company has delivered to Parent accurate and complete copies of all written Material Agreements identified in Part 5.10.1 of the Disclosure Schedule, including all amendments thereto. Part 5.10.1 of the Disclosure Schedule provides an accurate description of the terms of each Material Agreement that is not in written form. Each Material Agreement identified in Part 5.10.1 of the Disclosure Schedule is valid and in full force and effect, and, to the Company’s best knowledge, is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

5.10.6.	Except as set forth in Part 5.10.6 of the Disclosure Schedule:

5.10.6.1.	the Company has not violated or breached, or committed any material default under, any Material Agreement, and, to the Company’s best knowledge, no other Person has violated or breached, or committed any material default under, any Material Agreement;

5.10.6.2.	no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a material violation or breach of any of the provisions of any Material Agreement, (B) give any Person the right to declare a material default or exercise any remedy under any Material Agreement, (C) give any Person the right to accelerate the maturity or performance of any Material Agreement, or (D) give any Person the right to cancel, terminate or modify any Material Agreement;

5.10.6.3.	the Company has not received any notice or other communication regarding any actual or possible material violation or breach of, or material default under, any Material Agreement; and

5.10.6.4.	the Company has not waived any of its rights under any Material Agreement.

5.10.7.	Except as set forth in Part 5.10.7 of the Disclosure Schedule, no Person is renegotiating, or has a right pursuant to the terms of any Material Agreement to re-negotiate, any amount paid or payable to the Company under any Material Agreement or any other material term or provision of any Material Agreement.

5.10.8.	The Material Agreements identified in Part 5.10.1 of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.

5.10.9.	Part 5.10.9 of the Disclosure Schedule identifies and provides a brief description of each material proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Company regarding the business of the Company since January 1, 2003, which is still pending.

5.10.10.	Part 5.10.10 of the Disclosure Schedule provides an accurate description and breakdown of the Company’s backlog as of May 31, 2004 under Material Agreements.

5.11.	Capital Expenditure and Commitments. Except as disclosed in Part 5.11 of the Disclosure Schedule or in the Company Financial Statements:

5.11.1.	Since the date of the most current Company Financial Statements, the Company has not undertaken to make any material capital commitment, expenditure or purchase in excess of $10,000.

5.11.2.	The Company is not a party to any material hire, hire purchase, credit sale or conditional sale agreement or any Contract providing for payment on deferred terms in respect of assets purchased by the Company.

5.11.3.	The Company is not in breach of any material obligation under any material deed, agreement or transaction to which it is a party, and to the best of its knowledge, no third party that has transacted business with the Company is in breach of any of its material obligations under any material deed, agreement, or transaction with the Company to which it is a party.

5.11.4.	The Company is not aware of any Security Interest on, over or affecting the issued or unissued share capital of the Company and there is no agreement or commitment to give or create any such Security Interest and no claim has been made by any Person to be entitled to any such Security Interest.

5.11.5.	The Company has not given any guarantee, indemnity or security for, or otherwise agreed to become directly or contingently liable for, any obligation of any other individual or entity, except in its ordinary course of business, and to the best of its knowledge, no individual or entity has given any guaranty of or security for any of the Company’s obligations.

5.11.6.	There are in force no powers of attorney given by the Company with respect to any asset or business of the Company, and no individual or entity, as agent, representative, distributor or otherwise, is entitled or authorized to bind or commit the Company to any obligation not in the ordinary course of the Company’s business.

5.11.7.	The Company has not applied for or received any grant or allowance from any governmental authority.

5.12.	Compliance with Legal Requirements.

5.12.1.	To the best of its knowledge, information and belief, the Company has carried on its business and affairs in all material respects in accordance with all applicable laws and regulations, to the extent material to the Company’s business or assets, and in accordance with the Company’s charter documents, and, the Company is not aware of any material violation or default with respect to any statute, regulation, order, decree, or judgment of any court or any governmental agency which could have a material adverse effect upon the Company’s assets or business, and the Company has been granted and there are now in force all material approvals, consents, and licenses necessary for the carrying on of its business in the places and in the manner in which it is now carried on, and, the Company is not aware of any circumstances which evidence or indicate that any such approvals, consents or licenses, to the extent material to the Company’s business or assets, are likely to be suspended, canceled, revoked or not renewed.

5.12.2.	The copy of each of the charter documents of the Company provided to Parent, is complete, true and accurate and has not been amended or repealed.

5.12.3.	All documents required to be filed with or delivered to the applicable Florida or federal authorities in respect of the Company have been properly filed or delivered in a timely manner, except for such non compliance that, both individually and in the aggregate, would not have a Material Adverse Effect on the Company.

5.13.	Governmental Authorizations. Part 5.13 of the Disclosure Schedule identifies each material Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 5.13 of the Disclosure Schedule. The Governmental Authorizations identified in Part 5.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is and has been in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 5.13 of the Disclosure Schedule. The Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

5.14.	Tax Matters.

5.14.1.	To the best of the Company’s knowledge, the Company Financial Statements make full provisions for all Taxes for which the Company was then or thereafter became or may hereafter become liable or accountable in respect of or by reference to any income, profit, receipt, gain, transaction, agreement, distribution or event which was earned, accrued, received, or realized, entered into, and the Company promptly paid or fully provided in its books of account for all Taxes for which it has or may hereafter become liable or accountable in the period from the date of its incorporation to the Closing Date.

5.14.2.	To the best of the Company’s knowledge, the Company has at all times and within the requisite time limits promptly, fully and accurately observed, performed and complied with all material obligations or conditions imposed on it, or to which any claim, deduction, allowance or relief made, claimed by or afforded to it was made subject, under any legislation relating to Taxes, except for such non-compliance that, both individually and in the aggregate, would not have a Material Adverse Effect on the Company.

5.14.3.	The Company is not aware of any circumstances which will or may, whether by lapse of time or the issue of any notice of assessment or otherwise, give rise to any dispute with any relevant Government Body in relation to its liability or accountability for Taxes, any claim made by it, any relief, deduction, or allowance afforded to it, or in relation to the status or character of the Company or any of its enterprises under or for the purpose of any provision of any legislation relating to Taxes, except for such dispute or claim that, both individually and in the aggregate, would not have a Material Adverse Effect on the Company.

5.15.	Employees.

5.15.1.	Full particulars of all the officers, employees and consultants of the Company (each, an “Employee”), including their present compensation packages, their dates of hire and their positions, are disclosed in Part 5.15.1 of the Disclosure Schedule, which particulars show all material benefits including, without limitation, salaries, directors’ fees, social benefits, bonuses, commissions, profit shares, automobile, reimbursement of expenses and benefits in kind (“Benefits”) payable or which the Company is bound to provide (whether now or in the future) to each officer, employee and consultant of the Company and are true, accurate and complete.

5.15.2.	No key employee of the Company has been dismissed in the last six months or has given notice of termination of his employment.

5.15.3.	Except as set forth in Part 5.15.3 of the Disclosure Schedule, there are no agreements or arrangements (whether legally enforceable or not) for the payment of any pensions, allowances, lump sums, or other like benefits on retirement or on death or termination or during periods of sickness or disablement for the benefit of any officer or former officer or employee or former employee of the Company or for the benefit of the dependents of any such individual.

5.15.4.	All the Benefits to which any officer or former officer or employee or former employee of the Company is or may be entitled including, inter alia, severance pay, leave and health, have been paid or adequately provided for in the Company Financial Statements.

5.15.5.	None of the Company’s employees, directors, officers or consultants hold any options, warrant or any other convertible security to purchase any of the Company’s securities.

5.15.6.	Except as set forth in Part 5.15.3 of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of the Company (whether or not under any option plan (written or oral), or materially increase the benefits payable under any option plan (written or oral) or result in any acceleration of the time of payment or vesting of any such benefits, except as provided therein.

5.15.7.	No Employee is not fully available to perform work because of disability or other leave.

5.15.8.	The Company is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

5.15.9.	The Company is not aware of any organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company; nor is the Company aware of any controversies, strikes, slowdowns or work stoppages pending or threatened between the Company and any of its employees. As of the Execution Date, non of the Company’s employees has notified the Company of any intention to terminate his or her employment with the Company.

5.16.	Insurance.

5.16.1.	Full and accurate details of the Company’s insurance policies are contained in Part 5.16.1 of the Disclosure Schedule, including such policies as are required under the Company’s agreements with its customers.

5.16.2.	The Company has the benefit of adequate insurance against all risks and losses usually insured against by companies carrying on the same or a similar business and (without prejudice to the generality of the foregoing) for the full replacement or reinstatement value of all its assets of an insurable nature and against accident, damage, injury, third party loss (including product liability) with a well established and reputable insurer.

5.16.3.	The Company has not done anything or suffered any damage which has rendered or might render any policies of insurance taken out by it void or voidable or which might result in an increase in premiums and the Company has complied with all conditions attached to such policies.

5.16.4.	There is no claim outstanding under any of such policies nor, to the best of the Company’s knowledge, are there any circumstances likely to give rise to such a claim.

5.17.	Related Party Transactions. Except as set forth in Part 5.17 of the Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time since January 1, 2003 had any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has at any time since January 1, 2003 been, indebted to the Company; (c) since January 1, 2003 no Related Party has entered into, or has had any direct or indirect financial interest in, any Material Agreement, transaction or business dealing involving the Company; (d) no Related Party is competing, or has at any time since January 1, 2003 competed, directly or indirectly, with the Company; and (e) no Related Party has asserted any claim or right against the Company (other than rights to receive compensation for services performed as an employee of the Company, rights to receive services under ordinary course customer agreements with the Company, or rights under charter documents with respect to Company Shares). For purposes of this Section 5.17 each of the following shall be deemed to be a “Related Party”: (i) each of the Company Stockholders if such person owns, or has at any time in the past owned, an aggregate of five percent (5%) or more of the capital stock of the Company; (ii) each individual who is, or who has at any time since January 1, 2003 been, an officer of the Company; (iii) each member of the immediate family of each of the individuals referred to in clauses ‘(i)’ and ‘(ii)’ above; and (iv) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses ‘(i)’ ‘(ii)’ and ‘(iii)’ above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest, provided, however, that the Parent and Merger Sub acknowledge that the Company Stockholders that are not natural Persons have made and shall continue to make investments and participate in the businesses, in the ordinary course of their business, in Persons/Entities that may compete, directly or indirectly, with the Company and the Parent, and the Parent and Merger Sub agree that such activities shall not constitute a breach of the representations and warranties contained in this Section 5.17.

5.18.	Legal Proceedings; Orders.

5.18.1.	Except as set forth in Part 5.18.1 of the Disclosure Schedules, the Company is not, and since January 1, 2003 has not been, involved in any Legal Proceeding, and no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. To the Company’s best knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

5.18.2.	Except as set forth in Part 5.18.2 of the Disclosure Schedules, there is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. To the Company’s best knowledge, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company’s business.

5.19	Bankruptcy Proceedings. The Company’s bankruptcy proceedings held before the Bankruptcy Court of the Middle District of Florida (the “Court”) have been duly closed and the Company’s Third Amended Plan of Reorganization (the “Plan”) has been duly approved by the Court and is fully binding on the Company, its customers, employees, shareholders, creditors and any third party which transacted with the Company. The Plan was duly approved by the Court and no other proceedings and/or consents are required to approve the Plan or to consummate the transactions set forth under such Plan. Except as set forth in Part 5.19 of the Disclosure Schedules, the Company has fully complied with all terms of the Plan. The execution of this Agreement and the consummation of the Merger and any other transactions contemplated under this Agreement, will not in any way derogate from the effectiveness of the Plan or provide any third party with rights that contradict the Plan. The Court is not required to approve the execution of this Agreement and/or the consummation of the Merger and all other transactions contemplated under this Agreement.

5.20.	Authority; Binding Nature of Agreement. The Company has the power and authority to enter into this Agreement and, subject to the approval of this Agreement and the Merger by the Company Stockholders, to perform the obligations of the Company hereunder; and the execution, delivery and performance by the Company of this Agreement, and the submission to the Company Stockholders for a vote in favor of the Merger, have been duly authorized by all necessary action on the part of the Company’s board of directors. Subject to receipt of approval from the Company Stockholders, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

5.21.	Non-Contravention; Consents. Subject to the fulfillment of the conditions precedent to the Company’s obligations under this Agreement, at the Closing neither (1) the execution, delivery or performance of this Agreement, nor (2) the consummation of any of the transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

5.21.1.	Contravene, conflict with or result in a violation of (i) any of the provisions of the Company’s charter documents, or (ii) any resolution adopted by the Company’s stockholders, the Company’s board of directors or any committee of the Company’s board of directors;

5.21.2.	Contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

5.21.3.	Contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company’s business or to any of the assets owned or used by the Company;

5.21.4.	Contravene, conflict with or result in a material violation or breach of, or result in a material default under, any provision of any Material Agreement that is or would constitute a Material Agreement, or give any Person the right to (i) declare a default or exercise any remedy under any such Material Agreement, (ii) accelerate the maturity or performance of any such Material Agreement, or (iii) cancel, terminate or modify any such Material Agreement; or

5.21.5.	Result in the imposition or creation of any Lien or Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

Except for the Delaware Certificate of Merger, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of any of the transactions contemplated by this Agreement, other than such filings or Consents that the lack of which can not be reasonably expected to have a Material Adverse Effect on the Company and the Merger.

5.22.	No Conflicting Interest. The Company is not aware that any director, officer, key employee or Related Party of the Company has any interest in any corporation, partnership, or other entity that is engaged in a business which is in competition with that of the Company, is a supplier or customer of the Company, or is a party to any Contract which may have any effect on the business of the Company; provided, however, that the Parent and Merger Sub acknowledge that the Company Stockholders that are not natural Persons have made and shall continue to make investments and participate in the businesses, in the ordinary course of their business, in Persons/Entities that may compete, directly or indirectly, with the Company and the Parent, and the Parent and Merger Sub agree that such activities shall not constitute a breach of the representations and warranties contained in this Section 5.22.

5.23.	Brokers. No broker, finder or investment banker, for which the Company or Parent may be liable, is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its directors, officers, employees or agents or any of the Company Stockholders.

5.24.	Full Disclosure. This Agreement (including the Disclosure Schedule) does not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

5.25.	Non-Survival. The representations and warranties contained in this Section 5 shall expire immediately following the Closing.

6.	Deleted.

7.	Representations and Warranties of Parent

Parent represents and warrants to the Company that the statements contained in this Section 7 are correct and complete as of the Execution Date, except as set forth in the disclosure schedule attached hereto as Schedule 7 (the “Parent Disclosure Schedule”). The Parent Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made only to the extent that the Parent Disclosure Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail, provided that an item adequately described on a Schedule shall be adequately described by any cross-reference to such Schedule.

7.1.	Due Organization; Subsidiaries; Etc.

7.1.1.	Parent is duly organized and validly existing under the laws of the State of Israel. Parent has all requisite corporate power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used. Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub has all requisite corporate power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used.

7.1.2.	Except as set forth in Part 7.1.2 of the Parent Disclosure Schedule, Parent has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “ViryaNet” and “RTS”.

7.1.3.	Parent is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on Parent.

7.1.4.	Part 7.1.4 of the Parent Disclosure Schedule accurately sets forth (i) the names of the members of Parent’s board of directors, (ii) the names of the members of each committee of the Company’s board of directors, and (iii) the names and titles of Parent’s officers.

7.1.5.	Except for Merger Sub and Parent’s subsidiary(ies) set forth in Part 7.1.5 of the Parent Disclosure Schedule (collectively, the “Parent Subsidiaries”), Parent does not own, directly or indirectly, any controlling interest in any entity and Parent has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any entity. Each of the Parent Subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used. Parent owns, beneficially and of record, all of the issued and outstanding share capital of each Parent Subsidiary and all rights thereto free and clear of liens, claims, charges and other encumbrances and all rights, options to purchase, proxies, voting agreements, calls or commitments of every kind. Parent has not agreed and is not obligated to make any future investment in or capital contribution to the Parent Subsidiaries or any entity. The Parent has not guaranteed and is not responsible or liable for any obligation of the Parent Subsidiaries or any of the entities in which it owns or has owned any equity interest. All issued and outstanding share capital of each Parent Subsidiary was duly authorized and is validly issued and outstanding, fully paid and non-assessable.

7.2.	SEC Filings; Financial Statements.

7.2.1.	Parent has timely filed all required forms, reports and documents with the SEC since becoming a SEC reporting company on September 19, 2000, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the dates such forms, reports, and documents were filed. Parent has made available to the Company accurate and complete copies (excluding copies of Schedules) of each report, registration statement and definitive proxy statement filed by Parent with the SEC between such date and the Execution Date (the “Parent SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the Execution Date, then on the date of such filing) each of the Parent SEC Documents, including any financial statements or schedules included or incorporated by reference therein, complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder (as the case may be).

7.2.2.	The consolidated financial statements contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with US generally accepted accounting principles applied on a consistent basis throughout the periods covered; and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

7.3.	Authority; Binding Nature of Agreement. Each of Parent and Merger Sub has the absolute and unrestricted right, power and authority to perform its obligations under this Agreement. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement (including, in relation to Parent, the contemplated issuance of Parent Ordinary Shares as part of the Merger Consideration in accordance with this Agreement) have been duly authorized by all necessary action on the part of Parent and its Board of Directors and by Merger Sub and its Board of Directors and stockholders. No vote of Parent’s shareholders is needed to approve any of the transactions contemplated by this Agreement. This Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

7.4.	Valid Issuance. The Parent Ordinary Shares to be issued in the transactions contemplated by this Agreement as part of the Merger Consideration will, when and if issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

7.5	Charter Documents; Records. Parent has delivered to the Company accurate and complete copies of the charter documents of each of Parent and Merger Sub, including all amendments thereto.

7.6	Capitalization of Parent. The authorized share capital of Parent consists of 6,500,000 shares of Parent Ordinary Shares and the issued share capital of Parent consists of 4,514,907 shares of Parent Ordinary Shares. To Parent’s knowledge, there are no voting trusts, stockholder agreements or other voting arrangements between or among the stockholders of Parent.

7.7	Absence of Changes. Except as set forth in Part 7.7 of the Parent Disclosure Schedule or as expressly contemplated by this Agreement, since March 31, 2004:

7.7.1.	There has not been any material adverse change in the Parent’s business, prospects, operations, assets, liabilities, debts, work force or its condition (financial or otherwise) and no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Parent.

7.7.2.	Parent has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities.

7.7.3.	Other than issuance of options to purchase Parent Ordinary Shares under the Parent’s stock option plan and/or exercise of options into Parent Ordinary Shares, Parent has not sold, issued or authorized the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or any other security or (iii) any instrument convertible into or exchangeable for any capital stock or other security.

7.7.4.	There has been no amendment to the Parent’s charter documents, and the Parent has not effected or been a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction.

7.7.5.	Parent has not formed any subsidiary or acquired any equity interest or other interest in any other person.

7.7.6.	Parent has not changed any of its methods of accounting or accounting practices in any respect.

7.7.7.	Parent has not made any Tax election.

7.7.8.	Parent has not commenced or settled any Legal Proceeding.

7.7.9.	Parent has not entered into any transaction or taken any other action outside the ordinary course of business or inconsistent with its past practices.

7.7.10.	Parent has not agreed or committed to take any of the actions referred to in Sections 7.7.1 through 7.7.9 above.

7.8	Compliance with Legal Requirements. To the best of its knowledge, information and belief, Parent has carried on its business and affairs in all material respects in accordance with all applicable laws and regulations, to the extent material to Parent’s business or assets, and in accordance with Parent’s charter documents, and Parent is not aware of any material violation or default with respect to any statute, regulation, order, decree, or judgment of any court or any governmental agency which could have a Material Adverse Effect upon Parent’s business or financial condition.

7.9.	Legal Proceedings; Orders.

7.9.1.	Except as set forth in the Parent SEC Documents or in Part 7.9 of the Parent Disclosure Schedules, Parent is not, and since September 19, 2000 has not been, involved in any Legal Proceeding, and no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. To Parent’s best knowledge, and except as set forth in Part 7.9 of the Parent Disclosure Schedules, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

7.9.2.	Except as set forth in the Parent SEC Documents, there is no order, writ, injunction, judgment or decree to which the Parent, any Parent Subsidiary, or any of the assets owned or used by the Parent or any Parent Subsidiary, is subject.

7.10.	Consents and Approvals. Except for the filing of the Delaware Certificate of Merger or as set forth on Part 7.10 of the Parent Disclosure Schedule, no filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any Governmental Body is necessary for the consummation by Parent of the transactions contemplated by this Agreement.

7.11.	No Violation. Neither the execution and delivery of this Agreement by Parent, the performance by Parent of its obligations hereunder nor the consummation by Parent of the transactions contemplated hereby will (a) violate, conflict with or result in any breach of any provision of the Articles or Memorandum of Association of Parent, or (b) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or domestic or foreign Governmental Body applicable to Parent, which such violation can be reasonably expected to have a Material Adverse Effect on the Parent.

7.12	Brokers. No broker, finder or investment banker, for which the Company or Parent may be liable, is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective directors, officers, employees or agents.

7.13.	Full Disclosure. This Agreement does not, with respect to Parent or Merger Sub, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

7.14.	Non-Survival. The representations and warranties contained in this Section 7 shall expire immediately following the Closing.

8.	Further Actions.

8.1.	Approval of Company Stockholders; Best Efforts. Within no later than 2 business days after the Execution Date, the Company shall call a special meeting of the Company Stockholders for purposes of acting on this Agreement and authorizing the consummation of the Merger and the other transactions contemplated by this Agreement, and shall give due notice of such meeting to each Company Stockholder. The Company shall schedule such special meeting to take place not more than 20 days following the delivery of such notice. Subject to the other provisions of this Agreement, the parties hereby shall each use their best efforts to perform their obligations herein and to take, or cause to be taken or do, or cause to be done, all things reasonably necessary, proper or advisable under applicable law to obtain all regulatory approvals and satisfy all conditions to the obligations of the parties under this Agreement and to cause the Merger and the other transactions contemplated herein to be carried out promptly in accordance with the terms hereof.

8.2	Public Announcements. The Company shall not (and the Company shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement, or regarding any of the transactions contemplated by this Agreement, without Parent’s prior written consent, and Parent shall not (and shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement, or regarding any of the transactions contemplated by this Agreement, without the Company’s prior written consent. Notwithstanding the provisions of the preceding sentence, each party shall be permitted to issue any press release or make any public statement as such party is advised by counsel is legally required to be issued or made under any applicable laws.

8.3.	Conduct of Company’s Business. Except as contemplated by this Agreement and for the performance of the transactions contemplated hereunder, during the period from the Execution Date to the Closing Date, Company will conduct its business solely within the normal course of business and will not undertake any transaction nor incur any liability other than those arising from the ordinary and normal course of business or agreed in advance with Parent. During such period Company will operate its business in the usual and ordinary course and in substantially the same manner that it has previously been conducted, and Company will use best efforts to retain the services of its present employees and relationships with its present customers. Notwithstanding the foregoing, Company would not be allowed, without the consent of Parent, to: amend its organizational documents; declare or pay any dividends (other than payment of accrued accumulated dividends payable to the holders of Series A Preferred (the “Series A Preferred Dividend;” as of June 30, 2004, the accrued Series A Preferred Dividend is approximately $119,438, but will accrue thereafter at the rate of 6.25% per annum until Closing), which is hereby expressly permitted); merge or consolidate with another person; lease, license, encumber or dispose of any assets, other than the grant of software licenses in the ordinary course of conducting its business; amend or enter into any Material Agreements with customers; or take or agree to take any action that would have a Material Adverse Effect on the transaction contemplated under this Agreement.

8.4.	Registration of Parent Ordinary Shares. As set forth in the Company Stockholders Agreement (as defined in Section 9.2.2 below) Parent, at its sole expense, shall use its best efforts to (i) within 90 days after the Closing Date, file with the SEC a registration statement covering the Parent Ordinary Shares to be issued to Company Stockholders as part of the Merger, (ii) cause such registration statement to become effective within 6 months following the Closing Date, and (iii) keep such registration statement effective for a period ending on the first anniversary of the Closing Date.

8.5.	Company’s Management Retention. Following the Execution Date Parent shall negotiate with each of Paul Brooks, Tim Reed and Ron Kozlin (each, the “Executive”) the proposed terms of his employment with Parent post Closing, and a related employment agreement with Parent; Provided however, that if Parent and any such Executive do not agree on the terms of the employment agreement prior to the Closing Date, then as of the Closing, and without requiring any other agreement between Parent and such Executive, (i) Parent shall employ such Executive (and the Executive shall agree to be employed by Parent) for a period not to exceed 3 months, such exact period to be determined by Parent in its sole discretion (such actual period of employment, the “Initial Period”) during which the Executive shall be entitled to receive the base salary provided to him under his employment relationship with Company as of the Execution Date (the “Base Salary”) as well as all other benefits provided under such agreement, and (ii) the Executive shall be entitled to receive the Base Salary for a period of 9 months following the termination of his employment with Parent. In addition, Parent agrees that if it will not enter into an employment agreement with an Executive as of the Closing Date, such Executive shall be released by Parent from the lock-up obligations set forth in his respective Company Stockholders Agreement. Each Executive is an express intended third-party beneficiary of this Agreement as it relates to the obligations of Parent to such Executive under this Section 8.5. In the event of any breach or default by Parent of such obligations to a given Executive, such Executive shall be entitled to seek any remedy provided at law or in equity with respect to such breach or default.

8.6.	Tax Liability. Each party shall be responsible for all its respective tax obligations deriving from the transactions contemplated in this Agreement.

8.7.	Grant of Parent Stock Options. Company’s employees shall receive options to purchase Parent Ordinary Shares as customary in Parent for employees in similar positions.

8.8.	Right to appoint an observer to Parent’s Board. Paul V. Brooks will be appointed as a non voting observer to the Parent’s Board of Directors and shall be entitled to participate in such meetings, for so long as persons who were Company Stockholders immediately prior to the consummation of the Merger shall collectively continue to hold more than 5% of Parent’s issued share capital.

8.9.	No Shop. Company agrees that its obligations as set forth in the No Shop Letter dated June 10, 2004, a copy of which is attached as Schedule 8.9 hereto, shall be extended until July 30, 2004.

8.10	Access to Information. Between the Execution Date and the Closing Date, Company will give Parent and its officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other authorized representatives, access to all employees, customers, plants, offices, warehouses and other facilities and to all books and records of Company and its subsidiaries as Parent may reasonably require, and will cause its officers to furnish Parent with such financial and operating data and other information with respect to the business and properties of Company as Parent may from time to time reasonably request.

8.11	The provisions of this Article 8 shall survive the Closing.

9.	Closing Conditions

9.1	Conditions to Each Party’s Obligations

The respective obligations of each party to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any of which may be waived, in whole or in part, by the parties:

9.1.1	The absence of any effective injunction, writ, or preliminary restraining order of a court of competent jurisdiction directing that the transactions provided for herein not be consummated.

9.1.2	No action, suit, proceeding or investigation by or before any court, administrative agency or other governmental authority shall have been instituted which may materially affect the Merger contemplated hereunder.

9.2	Conditions to the Obligations of Parent

The obligations of Parent to consummate the transactions contemplated hereby shall be further subject to the fulfillment at or prior to the Closing Date of the following conditions, any one or more of which may be waived, in whole or in part, by Parent.

9.2.1	Company shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing Date, and the representations and warranties of Company set forth in this Agreement shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made at and as of the Closing Date (except as otherwise contemplated by this Agreement).

9.2.2	Company shall have delivered to Parent the following documents: (i) an executed copy of its Board of Directors minutes approving the Merger and all transactions contemplated under this Agreement, in form reasonably satisfactory to Parent, (ii) an executed agreement (the “Company Stockholders Agreement”) in form and substance reasonably satisfactory to Parent, duly executed by each Company Stockholder, (a) consenting to the Merger and all transactions contemplated under this Agreement, (b) waiving any dissenters’ and/or appraisal rights with respect to the Merger, (c) making such representations and warranties with respect to the Company Shares owned by them and the Parent Ordinary Shares to be issued to them as Stock Consideration as Parent shall determine to be reasonable and necessary, and (d) agreeing to Lock-Up 50% of the Parent Ordinary Shares issued to such Company Stockholder as of the Closing for 6 months following the Closing Date and the remainder of such shares for 12 months following the Closing Date, provided however that GeoCapital IV, L.P. will only be required to Lock-Up 100% of the Parent Ordinary Shares issued to it as of the Closing for 6 months following the Closing Date. For purposes of this Section 9.2.2, the term “Lock-Up” shall mean, with respect to a Company Stockholder, the commitment and obligation of such Company Stockholder not to sell, transfer, offer for sale, pledge, dispose of, encumber or undertake to do any of the foregoing with respect to any Parent Ordinary Shares issued to such Company Stockholder as part of the Stock Consideration. The Company Stockholders Agreement will also include the Parent’s obligation to register the Stock Consideration, as set forth in Section 8.4 above.

9.2.3	Company shall have delivered to Parent the executed legal opinion of Barnett, Bolt, Kirkwood, Long & McBride, and Stichter, Riedel, Blain & Prosser, P.A., counsels to the Company, in form and substance reasonably acceptable to Parent’s counsel.

9.2.4	Company shall have delivered to Parent a certificate, in form and substance reasonably acceptable to Parent, executed by two officers of the Company, certifying that each of the representations and warranties set forth in Section 5 is accurate in all material respects as of the Closing Date, and that the conditions set forth in such certificate have been duly satisfied.

9.2.5	Company shall have delivered to Parent a certificate of good standing of the Company from the Secretary of State of Delaware dated no earlier than 2 days prior to the Closing Date.

9.2.6	Company shall have at the Closing Date a minimum of $0.70M of net cash assets (net cash assets shall mean total cash plus accounts receivables that are no longer than 90 days old, minus (i) accounts payable, (ii) accrued liabilities, and (iii) long-term debt), provided, however, that Company’s net cash asset position will not be reduced by (x) the amount of the Series A Preferred Dividend, or (y) any other merger-related expenses, provided that all such other merger-related expenses shall not exceed $75,000.

9.2.7	No event shall have occurred which in the reasonable opinion of Parent may have a Material Adverse Effect on Company.

9.2.8	Parent shall have received the audited financial statements of Company for the years ended on December 31, 2002 and December 31, 2003, performed by a U.S. CPA firm in accordance with U.S. GAAP, such firm shall have given its consent to include these audited financials in Parent’s registration statement and/or periodic reports, and such audited financial statements shall not include any material adjustments to the corresponding Unaudited Financial Statements.

9.2.9	Parent shall have received the approvals of the Office of the Israeli Chief Scientist and the Investment Center and shall have received the signature of all Company Stockholders receiving Stock Consideration on the undertaking to the Office of the Israeli Chief Scientist, as required under Israeli law.

9.2.10	Parent shall have received the Delaware Certificate of Merger, duly executed by the Company.

9.2.11	Parent shall have received consent to the assignment of the applicable Material Agreements resulting from the consummation of the Merger from Duquesne.

9.2.12	Company shall have satisfied in full the Chapter 11 Payables (as defined in Part 5.19 of the Disclosure Schedules).

9.2.13	Technology Fusions, Inc. shall have either (x) entered into a written Contract memorializing the terms and conditions of its existing independent sales relationship with Company as explained by the Company to Parent during Parent’s due diligence process, with such modifications thereto as Company’s and Parent’s management jointly determine to be in the best interests of Company, which written Contract shall reflect that no controversy between Company and Technology Fusions, Inc. is continuing or (y) consented to a termination of its independent sales relationship with the Company and agreed to the amount and timing of any payments due to it arising out of services performed prior to the termination as jointly agreed by Company’s and Parent’s management.

9.3	Conditions to the Obligations of Company

The obligations of Company to consummate the transactions contemplated hereby shall be further subject to the fulfillment at or prior to the Closing Date of the following conditions, any one or more of which may be waived, in whole or in part, by Company:

9.3.1	Parent shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing Date, and the representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made at and as of the Closing Date (except as otherwise contemplated by this Agreement).

9.3.2	Company shall have received all approvals from the Company Stockholders required under applicable law for the adoption of the Agreement and the consummation of the Merger and the transactions contemplated hereunder.

9.3.3	Parent shall have delivered to Company the executed legal opinion of Meitar Liquornik Geva & Leshem Brandwein, counsel to Parent, in form and substance reasonably acceptable to the Company’s counsel.

9.3.4	Parent shall have delivered to the Company a certificate, in form and substance reasonably acceptable to the Company, executed by two officers of Parent, certifying that each of the representations and warranties set forth in Section 7 is accurate in all material respects as of the Closing Date, and that the conditions set forth in such certificate have been duly satisfied, and certifying to the adoption of resolutions by the Board of Directors of Parent (a) authorizing the consummation of the Merger, including the issuance of the Stock Consideration on the terms set forth herein, and (b) authorizing the appointment of Paul V. Brooks as a non-voting observer to Parent’s Board of Directors as contemplated by Section 8.8.

9.3.5	Parent shall have delivered the Merger Consideration in accordance with the terms of Section 4, and shall have executed and delivered each of the Company Stockholders Agreements that have been executed and provided to Parent by such Company Stockholders.

9.3.6	Company shall have received the Delaware Certificate of Merger, duly executed by Merger Sub.

9.3.7	The aggregate Agreed Value of the Stock Consideration shall not be less than Three Million Seven Hundred and Seventy Thousand U.S. Dollars (U.S.$3,770,000).

10	Termination

10.1	This Agreement may be terminated at any time prior to the Closing Date:

(a)	by mutual written consent of Parent and Company.

(b)	by Company or Parent if (i) any court of competent jurisdiction or other federal or state or foreign governmental entity shall have issued a final order, decree or ruling, or taken any other final action, restraining, enjoining or otherwise prohibiting the Merger, or (ii) the Merger has not been consummated by July 30, 2004 (the “Final Date”); provided that no party may terminate this Agreement pursuant to this clause (ii) if a principal reason that the Closing shall not have occurred on or before said Final Date is a breach or default by such party of any of its obligations hereunder in any material respect.

10.2	Effect of Termination.

(a)	If this Agreement is terminated and abandoned as provided in Section 10.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any party or their respective officers, directors, partners, principals or agents.

11.	Miscellaneous Provisions

11.1.	Each of Parent and the Company shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection this Agreement provided, however, that the Company’s legal and accounting expenses and costs with respect to the transactions contemplated under this Agreement shall not exceed an aggregate amount of $75,000. For the avoidance of doubt, each of Parent on the one hand, and the Company on the other hand, shall bear and pay for all such fees, costs and expenses incurred by such party in connection with the transactions contemplated by this Agreement.

11.2	Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

11.3.	Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

ViryaNet Limited
2 Willow Street
Southborough, MA, 01745
Attention: Samuel Hacohen, Chairman

Meitar Liquornik Geva & Leshem Brandwein
16 Abba Hillel Silver Rd.
Ramat Gan, 52506
Israel
Attention: Raanan Lerner, Adv.

if to the Company:

Utility Partners, Inc.
P.O. Box 1391
Tampa, FL 33601
Attention: Paul V. Brooks, President

with a copy to:

Barnett, Bolt, Kirkwood, Long & McBride, P.A.
601 Bayshore Boulevard, Suite 700
Tampa, FL 33606
Attention: Leslie Wager Hudock, Esq.

11.4.	Headings. The boldface headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.5.	Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

11.6.	Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws). Each party to this Agreement consents to the exclusive jurisdiction and venue of the courts of the State of Delaware.

11.7.	Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns (if any), Parent, Merger Sub and their successors and assigns (if any). Neither party may assign any of its rights under this Agreement to any other Person without obtaining the consent or approval of the other parties hereto.

11.8.	Specific Performance. The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, including, without limitation, the failure of such party to consummate the Merger notwithstanding the satisfaction of the conditions to such party’s obligations as set forth in Section 9 hereof, such other party shall be entitled to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

11.9.	Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

11.10.	Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

11.11.	Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof, including the Non-Binding Term Sheet between the Company and the Parent dated June 10, 2004.

11.12.	Construction.

11.12.1.	For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

11.12.2.	The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

11.12.3.	As used in this Agreement, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”.

11.12.4	Except as otherwise indicated, all references in this Agreement to “Sections”, “Schedules” and “Schedules” are intended to refer to Sections of this Agreement and Schedules and Schedules to this Agreement.

11.13	Consent to Jurisdiction. Each party to this agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of Delaware sitting in the county of New Castle or any federal court of the United States of America sitting in the district of Delaware, Wilmington Division, in any suit, action or proceeding directly or indirectly arising out of, under or in connection with this agreement or the transactions contemplated thereby. No party to this agreement may move to (i) transfer any such suit, action or proceeding brought in such New York court or federal court to another jurisdiction, (ii)

consolidate any such suit, action or proceeding brought in such Delaware state or federal court with a suit, action or proceeding in another jurisdiction or (iii) dismiss any such suit, action or proceeding brought in such Delaware state or federal court for the purpose of bringing the same in another jurisdiction. Each party agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this agreement in any Delaware court sitting in the county of New Castle or any federal court sitting in the district of Delaware. Each party consents to the service of process in any such suit, action or proceeding by notice in the manner specified herein.

[The Remainder of this Page Intentionally Left Blank]

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

VIRYANET LTD.

By:
Name:
Title:

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

VIRYANET ACQUISITION, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

UTILITY PARTNERS, INC.

By:
Name:
Title:

ANNEX I

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Annex I):

“Agreed Value” shall mean a price per Parent Ordinary Share equal to the average of the closing price of Parent Ordinary Shares on The Nasdaq SmallCap Market for the 20 trading days prior to the Closing Date.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” or “Governmental Authority” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“Liens” shall mean all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Material Adverse Effect” A violation or other matter will be deemed to have a “Material Adverse Effect” if such violation or other matter can be reasonably expected to have a material adverse effect on the business, condition, assets, liabilities, operations or financial performance or prospects.

“Person” shall mean any individual, Entity or Governmental Body.

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Returns” shall mean returns, reports and information statements with respect to Tax required to be filed by or on behalf of the Company with any taxing authority, domestic or foreign.

STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT (the “Agreement”), dated as of July         , 2004 (the “Execution Date”), by and between ViryaNet Ltd., an Israeli company (“Parent”) and                      (“Company Stockholder”). This Agreement is executed and delivered pursuant to that certain Agreement and Plan or Merger dated July 9, 2004 (the “Merger Agreement”) among Utility Partners, Inc. (the “Company”), Parent and ViryaNet Acquisition, Inc. (“Merger Sub”).

RECITALS

WHEREAS, if the merger contemplated by the Merger Agreement (the “Merger”) is consummated, (a) the Company would be merged into Merger Sub, (b) all of the outstanding capital stock of the Company would be converted into merger consideration consisting of cash in the aggregate amount of $1,430,000 and non-registered Ordinary Shares, par value NIS 1.0 per share, of Parent (“Parent Ordinary Shares”) having an aggregate Agreed Value of $3,770,000 (the “Agreed Value” of a single Parent Ordinary Share would be an amount equal to the average of the closing price of a single Parent Ordinary Share on The Nasdaq SmallCap Market for the 20 trading days prior to the closing date); provided, however, the total number of Parent Ordinary Shares issuable pursuant to the Merger Agreement cannot exceed 19.9% of Parent’s issued share capital as of the closing date (“Share Limit”), and (c) all of the outstanding capital stock of the Company would be cancelled;

WHEREAS, assuming that the Share Limit is not reached, at the closing (a) all of the outstanding Series A Convertible Voting Preferred Stock of the Company would be converted, on a pro rata basis, into cash consideration in the aggregate amount of $1,300,000, (b) all of the outstanding Series B Convertible Non-Voting Preferred Stock of the Company (“Series B Preferred”) would be converted, on a pro rata basis, into Parent Ordinary Shares having an aggregate Agreed Value of $367,388.06, (c) all of the outstanding Series C Convertible Voting Preferred Stock of the Company (“Series C Preferred”) would be converted, on a pro rata basis, into cash consideration in the aggregate amount of $130,000 and Parent Ordinary Shares having an aggregate Agreed Value of $837,014.26, and (d) all of the outstanding Common Stock of the Company (“Common Stock”) would be converted, on a pro rata basis, into Parent Ordinary Shares having an aggregate Agreed Value of $2,565,597.68;

WHEREAS, the Company Stockholder holds the number of shares of capital stock of the Company set forth on the signature page attached hereto (the “Company Shares”) and agrees, as a condition to the consummation of the Merger, to make certain representations and covenants as more fully set forth below; and

WHEREAS, Parent agrees to make certain covenants to the Company Stockholder, as more fully set forth below.

NOW, THEREFORE, in consideration of the premises, covenants and agreements contained herein, the parties hereto agree as follows:

1.	Agreement to the Merger Agreement and the Merger. The Company Stockholder acknowledges that it agrees and consents to the Merger, to the conversion of the Company Shares held by the Company Stockholder into the Parent Ordinary Shares pursuant to the Merger Agreement, and to the consummation of all other transactions contemplated by the Merger Agreement. The Company Stockholder has duly approved, in its capacity as a stockholder of the Company, the Merger Agreement and all transactions contemplated thereunder.

2.	Representations and Warranties of the Company Stockholder. The Company Stockholder hereby represents and warrants, to and for the benefit of Parent and Merger Sub, that the statements contained in this Section 2 are correct and complete as of the Execution Date and will be correct and complete as of the date of the consummation of the Merger (the “Closing Date”).

2.1.	Authority. The Company Stockholder has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company Stockholder of all transactions under this Agreement have been duly authorized by all necessary action on the part of the Company Stockholder. This Agreement constitutes the legal, valid and binding obligation of the Company Stockholder enforceable against it in accordance with its terms.

2.2.	Title to Company Shares. The Company Stockholder has good title to all of its Company Shares and such shares are not subject to any security interests, liens or encumbrances of any kind.

2.3.	Investment. The Company Stockholder (A) understands that the Parent Ordinary Shares have not been, and may not be in the near future, registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring Parent Ordinary Shares solely for his or its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning Parent and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding Parent Ordinary Shares, (E) is able to bear the economic risk and lack of liquidity inherent in holding Parent Ordinary Shares, and (F) is an accredited investor within the meaning of Regulation D promulgated under the Securities Act.

2.4	Risk Factors. The Company Stockholder has reviewed all of the risk factors detailed in the reports, registration statements and definitive proxy statements filed by Parent with the Securities and Exchange Commission (“SEC”) between September 19, 2000 and the Execution Date.

3.	Waiver of Dissenters’ and Similar Rights. The Company Stockholder, by its execution of this Agreement, agrees not to exercise any dissenters’, appraisal or similar rights in connection with the Merger and acknowledges that it hereby waives any and all such rights, under the Delaware General Corporation Law or any and all applicable laws, in connection with all transactions contemplated under the Merger Agreement.

4.	Lock-Up of Parent Ordinary Shares. The Company Stockholder agrees to Lock-Up (as defined below) 50% of the Parent Ordinary Shares issued to it in connection with the Merger as of the Closing for 6 months following the Closing Date and the remainder of such Parent Ordinary Shares for 12 months following the Closing Date. For purposes of this Agreement, the term “Lock-Up” shall mean, with respect to the Company Stockholder, the commitment and obligation of the Company Stockholder not to sell, transfer, offer for sale, pledge, dispose of, encumber or undertake to do any of the foregoing with respect to any Parent Ordinary Shares issued to such Company Stockholder as part of the Stock Consideration, and the term “Lock-Up Period” shall mean the period of time during which any Parent Ordinary Shares held by the Company Stockholder are subject to such Lock-Up provisions.

5.	Registration of the Parent Ordinary Shares.

5.1.	Parent shall, (i) within 90 days after the Closing Date, file with the SEC a registration statement under the Securities Act (the “Registration Statement”) covering all Parent Ordinary Shares to be issued to the Company Stockholder as part of the Merger, (ii) use its best efforts to cause such Registration Statement to become effective within 6 months following the Closing Date, and (iii) use its best efforts to keep such Registration Statement effective for a period ending on the first anniversary of the Closing Date.

5.2.	Registration Expenses.

5.2.1.

Parent will pay all Registration Expenses (as hereinafter defined) incurred in connection with Parent’s registration obligations pursuant to this Section 5. For purposes of this Agreement, “Registration Expenses” shall consist of all expenses incidental to Parent’s performance of or compliance with this Section 5, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Parent Ordinary Shares), printing expenses, messenger and delivery expenses, internal expenses (including, without limitation, all salaries and expenses of Parent’s officers and employees performing legal or accounting duties), the fees and expenses incurred in connection with the listing of such securities on each securities exchange on which similar securities issued by Parent are then listed, all fees payable to the National Association of Securities Dealers and fees and disbursements of counsel for Parent and of its independent certified public accountants (including the expenses of any special audit or “comfort” letters required by or incident to such performance), securities acts liability insurance (if Parent elects to obtain such insurance), the reasonable fees and expenses of any special experts retained by Parent in connection with any registration of Parent Ordinary Shares, and the reasonable fees and disbursements of one counsel retained by all record owners of Parent Ordinary Shares then being registered.

5.2.2.	The Company Stockholder will pay all commissions, discounts and underwriting fees incurred or payable in connection with the offer or sale of his or its Parent Ordinary Shares and the fees of any accountant, attorney or other advisor retained by the Company Stockholder in connection with the offer or sale of Parent Ordinary Shares, other than such fees included in the Registration Expenses.

5.3.	Parent may include in the Registration Statement other Parent Ordinary Shares, including Parent Ordinary Shares issued to other stockholders of the Company pursuant to the Merger and/or any other Parent Ordinary Shares.

5.4.	In connection with the registration provided for in Section 5.1 hereof, Parent will as expeditiously as possible:

5.4.1.	Upon request of the Company Stockholder, furnish to the Company Stockholder, prior to filing the Registration Statement or amendments thereto with the SEC, copies of such Registration Statement and amendments as proposed to be filed and all exhibits thereto, and thereafter furnish such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in such Registration Statement and amendments thereto (including each preliminary prospectus) and such other documents as the Company Stockholder may reasonably request in order to facilitate the disposition of the Parent Ordinary Shares owned by the Company Stockholder;

5.4.2.	use its best efforts to register or qualify the Parent Ordinary Shares included in any Registration Statement filed in accordance with Section 5.1 hereof under such securities or blue sky laws of such jurisdictions as the Company Stockholder reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable the Company Stockholder to consummate the disposition in such jurisdictions of the Parent Ordinary Shares owned by the Company Stockholder; provided that Parent will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 5.4.2, (ii) subject itself to taxation in any such jurisdiction by reason of such registration or qualification of any Parent Ordinary Shares, or (iii) consent to general service of process in any such jurisdiction;

5.4.3.

use its best efforts to cause the Parent Ordinary Shares covered by any such Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of Parent to enable the Company Stockholder to consummate the disposition of such Parent Ordinary Shares in the manner contemplated by the Registration Statement;

5.4.4.	notify the Company Stockholder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in any such Registration Statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the Company Stockholder, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

5.4.5.	cause all such Parent Ordinary Shares to be listed on each securities exchange or quoted on each quotation service on which similar securities issued by Parent are then listed, provided that the applicable listing requirements are satisfied;

5.4.6.	take such actions as are reasonably required in order to expedite or facilitate the disposition of the Parent Ordinary Shares;

5.4.7.	otherwise use its best efforts to comply with all applicable rules and regulations of the SEC.

5.5.	The Company Stockholder agrees that, upon receipt of any notice from Parent of the happening of any event of the kind described in Section 5.4.4 hereof, the Company Stockholder will forthwith discontinue disposition of such Parent Ordinary Shares pursuant to the registration statement covering such securities until the Company Stockholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 5.4.4 hereof, and, if so directed by Parent, the Company Stockholder will deliver to Parent (at Parent’s expense) all copies, other than permanent file copies then in the Company Stockholder’s possession, of the prospectus covering such Parent Ordinary Shares that is current at the time of receipt of such notice.

5.6.	Indemnification.

5.6.1.

Parent agrees to indemnify, to the full extent permitted by law, the Company Stockholder, its officers and directors and each person who controls the Company Stockholder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus or amendment or supplement thereto or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, and Parent will reimburse legal or other expenses reasonably incurred by the Company Stockholder in investigating or defending any claims relating to or arising from such untrue statements or omissions, in all cases except insofar as such are caused by (i) statements or omissions made in reliance upon or contained in any information with respect to the Company Stockholder furnished in writing to Parent by such persons expressly for use therein or (ii) the Company Stockholder’s failure to deliver a copy of the final prospectus as then amended or supplemented after Parent has furnished the Company Stockholder with a sufficient number of copies of the same, but only if delivery of same is required by law and if same would have cured the defect giving rise to any such loss, claim, damage, liability or expense. Such indemnification shall be effective irrespective of any investigation by the Company Stockholder.

5.6.2.	In connection with any Registration Statement relating to a sale by the Company Stockholder of Parent Ordinary Shares, the Company Stockholder thereof will furnish to Parent in writing such information and affidavits with respect to the Company Stockholder as Parent reasonably requests for use in connection with any such Registration Statement (or prospectus contained therein) and will indemnify, to the extent permitted by law, Parent, its directors, its officers who sign the registration statement and each person who controls Parent (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact or any omission or alleged omission of a material fact required to be stated in such Registration Statement or prospectus or any amendment thereof or supplement thereto or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, in each case to the extent, but only to the extent, that any such loss, liability, claim, damage or expense arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with such written information or affidavits relating to Company Stockholder furnished to Parent by Company Stockholder expressly for use therein.

5.6.3.

Any person entitled to indemnification hereunder agrees to give prompt written notice to the indemnifying party after the receipt by such person of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which such person will claim indemnification or contribution pursuant to this Section 5.6 and shall permit the indemnifying party, as a condition to the indemnification hereunder, to assume the defense of such claim with counsel reasonably satisfactory to such indemnified party. If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel for the indemnified party with respect to such claim. The indemnifying party will not be subject to any liability for any settlement made without its consent. Failure of notice by the Company Stockholder entitled to indemnification hereunder will not relieve Parent of its obligations under this Section 5.6 unless Parent is actually prejudiced thereby.

5.6.4.	If the indemnification provided for in this Section 5.6 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute (on the basis of relative fault) to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses. The relative fault of such indemnifying and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying or indemnified parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 5.6.3, any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. Notwithstanding the provisions of this Section 5.6.4, in no case shall Company Stockholder be liable or responsible for any amount in excess of the net proceeds received by Company Stockholder from the sale of the Parent Ordinary Shares which are included in any Registration Statement contemplated by this Section 5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

6.	Rule 144. Parent covenants that it will timely file the reports required to be filed by it under the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations adopted by the SEC thereunder, and it will take such further action as Company Stockholder may reasonably request, all to the extent required from time to time to enable Company Stockholder to sell Parent Ordinary Shares after the expiration of the Lock-Up Period without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC.

7.	Miscellaneous Provisions

7.1.

Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the

Closing Date) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

7.2.	Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent:

ViryaNet Limited

2 Willow Street

Southborough, MA, 01745

Attention: Samuel Hacohen, Chairman

Meitar Liquornik Geva & Leshem Brandwein

16 Abba Hillel Silver Rd.

Ramat Gan, 52506

Israel

Attention: Raanan Lerner, Adv.

if to Company Stockholder:

To the address specified in Section 8

7.3.	Headings. The boldface headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

7.4.	Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

7.5.	Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws). Each party to this Agreement consents to the exclusive jurisdiction and venue of the courts of the State of Delaware.

7.6.	Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns (if any). Neither party may assign any of its rights under this Agreement to any other person without obtaining the consent or approval of the other party hereto.

7.7.	Specific Performance. The parties to this Agreement agree that, in the event of any breach or threatened breach by either party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of the other party, such other party shall be entitled to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

7.8.	Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of each of the parties hereto.

7.9.	Severability. In the event that any provision of this Agreement, or the application of any such provision to any person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

7.10.	Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

7.11.	Construction.

7.11.1.	For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

7.11.2.	The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

7.11.3.	As used in this Agreement, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”.

7.11.4.	Except as otherwise indicated, all references in this Agreement to “Sections” are intended to refer to Sections of this Agreement.

8.	Legal Name and Address of Company Stockholder:

The legal name and the mailing address of the Company Stockholder is set forth below, and the Company Stockholder directs Parent to cause the Parent Ordinary Shares issuable to him or it pursuant to the Merger to be registered in such name and delivered to such address:

Legal Name:

Mailing Address:

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

VIRYANET LTD.

By:
Name:
Title:

[COMPANY STOCKHOLDER]

By:
Name:
Title: